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                                                                    Exhibit 11.1

EPS
(in thousands, except per share data)

                              Three Months Ended        Tweleve Months Ended
                                   March 31,                 December 31,
                                2000      1999         1999     1998     1997
                               ------    ------       ------   ------   ------
PRIMARY EARNINGS PER SHARE

Net income                      1,971     1,127        5,826    3,761    3,439
                               ======    ======       ======   ======   ======
Weighted average common
  shares outstanding           14,466    14,014       13,900   13,521   12,890
                               ======    ======       ======   ======   ======
Primary earnings per
  common share                   0.14      0.08         0.42     0.28     0.27
                               ======    ======       ======   ======   ======

FULLY DILUTED EARNINGS PER SHARE

Net income                      1,971     1,127        5,826    3,761    3,439
                               ======    ======       ======   ======   ======

Weighted average common
  shares outstanding           14,466    14,014       13,900   13,521   12,890

Dilutive stock options          1,141     1,102           --    1,244       --
                               ------    ------       ------   ------   ------
Fully diluted weighted
  average common shares
  outstanding                  15,607    15,116       13,900   14,765   12,890
                               ======    ======       ======   ======   ======

Fully diluted earnings per
  common share                   0.13      0.07         0.42     0.25     0.27
                               ======    ======       ======   ======   ======